UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written	communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting	material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement	communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement	communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Entry of Order in Pending Chapter 11 Case Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Equity Interests in Violin Memory, Inc.

As previously disclosed, on December 14, 2016, Violin Memory, Inc. (the “Company”) filed a voluntary petition (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Company is continuing in possession of its assets and is managing its business as a debtor in possession in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Chapter 11 Case is being administered by the Court in the proceeding bearing the caption In re Violin Memory, Inc., Case No. 16-12782.

On February 15, 2017, the Court entered an Interim Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code (I) Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Equity Interests in the Debtor and (II) Scheduling a Final Hearing (the “Order”). The Order was issued in response to the Company’s motion (the “Motion”), filed on February 7, 2017 for, among other things, an order establishing certain procedures to protect the potential value of the Company’s net operating loss carryforwards (the “NOLs”) and certain other of the Company’s tax attributes (together with the NOLs, the “Tax Attributes”).

In the Order, the Court found that:

The Tax Attributes are property of the Company’s estate and are protected by section 362(a) of the Bankruptcy Code;

Unrestricted trading in the Company’s common stock (the “Company’s Stock”) before the Company’s emergence from chapter 11 could severely limit the Company’s ability to use the Tax Attributes for purposes of the Internal Revenue Code of 1986, as amended; and

The notification procedures and restrictions on certain transfers of the Company’s Stock are necessary and proper to preserve the Tax Attributes and are therefore in the best interests of the Company, its estate, and its creditors.

Pursuant to the terms of the Order, the Court ordered that:

Any acquisitions, dispositions, or trading of the Company’s Stock in violation of the restrictions set forth in the Order shall be null and void ab initio as an act in violation of the automatic stay under section 362 of the Bankruptcy Code and pursuant to the Court’s equitable powers under section 105(a) of the Bankruptcy Code;

The procedures and restrictions set forth in the Order relating to trading in the Company’s Stock are approved, and more specifically as they relate to substantial equityholders, who are defined to include any person or entity that beneficially owns at least 1,199,744 shares of the Company’s Stock (representing approximately 4.75% of all issued and outstanding shares of the Company’s Stock);

Any person or entity acquiring and/or disposing of the Company’s Stock in violation of the restrictions set forth in the Order, or failing to comply with the “Notice of Substantial Stock Ownership,” “Notice of Intent to Purchase, Acquire or Otherwise Accumulate Violin Stock” and “Notice of Intent to Sell, Trade or Otherwise Transfer Violin Stock” requirements set forth in the Order, as may be the case, shall be subject to such sanctions as the Court may consider appropriate pursuant to the Court’s equitable power prescribed in section 105(a) of the Bankruptcy Code;

If no objections are submitted in accordance with the procedures outlined in the Order, the Company shall submit to the Court a final order granting the relief requested in the Motion;

The relief granted in the Order is intended solely to permit the Company to protect, preserve and maximize the value of its Tax Attributes; and

The provisions of the Order shall be effective, nunc pro tunc, to February 7, 2017.

The information set forth above is a description of certain of the material provisions and terms of the Order. The description is not a complete description of the material provisions and terms of the Order and is qualified in its entirety by reference to the Order filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

99.1	Interim Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code (I) Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Equity Interests in the Debtor and (II) Scheduling a Final Hearing, entered February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: February 17, 2017	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Interim Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code (I) Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Equity Interests in the Debtor and (II) Scheduling a Final Hearing, entered February 15, 2017.